UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 23, 2009

HALBERD CORPORATION
(Exact name of registrant as specified in the Charter)

Nevada	333-157958	26-4346918
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

10755 Vernon Avenue
Huntington Woods, MI 48070
 (Address of Principal Executive Offices)

248-530-0270
 (Issuer Telephone number)

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS.

Effective June 23, 2009, Joel M. Ungar has resigned as our Interim Chief Financial Officer and Principal Accounting Officer of our company, effective immediately. At the time of resignation, Mr. Ungar was not a member of any committee on the Board of Directors. There were no disagreements between Mr. Ungar and the Company or any officer or director of the Company.

John Maddox, CPA, President & COO of Halberd Corporation will serve as interim CFO while the company’s board conducts a candidate search.  On June 23, 2009, the Board of Directors of the Company appointed John Maddox as interim Chief Financial Officer, effective June 23, 2009. Prior to this appointment, Mr. Maddox, 43, has been the President, Chief Operating Officer, Treasurer and Director of the Company since its inception in January 2009. He is also a Founder and Managing Principal with the CPA firm Maddox Ungar Silberstein, PLLC with more than sixteen years experience working with a variety of clients on business matters since 1992. He started his public accounting career with the international firm of Grant Thornton after working eight years with his father’s commercial roofing business, Lake Michigan Roofing, Inc. Prior to forming Maddox Ungar Silberstein, PLLC, Mr. Maddox was a principal with a large CPA firm in metropolitan Detroit. He was also the Founder and President of MutualFundTaxInfo.com, an Internet-based firm providing information to specialists in the mutual fund arena. Mr. Maddox holds a Bachelor of Science in Business Administration, a Masters Degree in Taxation and a Graduate Certificate Degree in Taxation from Walsh College.  He is a member of the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants, and a former member of the Institute of Management Accountants.

ITEM 9.01. EXHIBITS.

10.1  Resignation Letter.*

Previously filed with the Form 8k filed with the SEC on June 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALBERD CORPORATION

Date: June 30, 2009	By:	/s/ Mark Lundquist
Name: Mark Lundquist
Title: Chief Executive Officer and Director